Exhibit 99.1

BioSpecifics Technologies Corp. Reports First Quarter
2011 Financial Results

- Company Reports Fully Diluted First Quarter Earnings of $0.51 per share
- Anticipates Profitability on an Ongoing Annual Basis

LYNBROOK, NY – May 10, 2011 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced its financial results for the first quarter ended March 31, 2011 and provided a corporate update. For the quarter, the Company reported a net income of $3.7 million or $0.59 per share on a basic basis and $0.51 on a fully diluted basis. The Company anticipates that it will be profitable on an ongoing annual basis.

“This quarter marks several major positive developments for BioSpecifics. We are extremely pleased to announce that we anticipate being profitable on an ongoing annual basis,” said Thomas Wegman, President of BioSpecifics. “Pfizer’s recent launch of XIAPEX® for Dupuytren’s contracture in Europe is very exciting given Pfizer's strong marketing arm, and the significant prevalence of this debilitating disease in Europe. We look forward to its commercial success. Furthermore, enrollment is now complete for the Phase 3 pivotal trials for XIAFLEX® for the treatment of Peyronie's disease, and we look forward to reporting those results in the second quarter of next year."

Financial Results:

The Company reported a net income of $3.7 million for the quarter ended March 31, 2011 or $0.59 per share on a basic basis and $0.51 on a fully diluted basis, compared to a net loss of $0.3 million, or $0.04 per share on a basic and fully diluted basis, for the same period in 2010. Excluding the net deferred tax assets of $3.5 million, the Company’s net income for the 2011 period on a non-GAAP basis was $0.02 per share on a basic and fully diluted basis.

Total revenue for the quarter ended March 31, 2011 was $1.9 million as compared to $2.7 million for the same period in 2010. Licensing revenue recognized for the three months ended March 31, 2011 was $0.1 million compared to $0.4 million for the same period in 2010. The decrease of $0.3 million was mainly due to accelerating the recognition of the licensing revenue under the Auxilium Agreement in the 2010 quarter that was allocated to the development of XIAFLEX for Dupuytren’s contracture. Auxilium Pharmaceuticals, Inc. (Auxilium) received marketing approval from the FDA for XIAFLEX for the treatment of Dupuytren’s contracture in February 2010.

Sublicensing income recognized in the quarter ended March 31, 2011 was $0.75 million compared to zero in the same period in 2010. In the first quarter of 2011, BioSpecifics recognized $0.75 million of the $15.0 million paid to Auxilium by Asahi Kasei Pharma Corporation (Asahi) for the rights to commercialize XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease in Japan. The $0.75 million of sublicense income is due to BioSpecifics in May 2011.

Milestone revenue recognized for the three months ended March 31, 2011 and the same period in 2010 was zero and $2.3 million, respectively. In the 2010 period, BioSpecifics received and recognized $1.3 million of the $15.0 million paid to Auxilium by Pfizer, Inc. (Pfizer) for the scientific/technical review procedure of the Marketing Authorization Application for XIAFLEX for Dupuytren’s contracture in Europe. BioSpecifics also received and recognized a milestone of $0.9 million related to the FDA’s approval of XIAFLEX for Dupuytren’s contracture in February 2010.

Research and development expenses for the first quarter ended March 31, 2011 were $0.2 million, compared to $0.9 million for the same period in 2010. This decrease in research and development expenses was primarily due to lower third party development costs incurred in 2011 that were reimbursable under the Auxilium Agreement partially offset by higher preclinical expenses and consulting services related to BioSpecifics’ canine lipoma study.

General and administrative expenses for the quarter ended March 31, 2011 totaled $1.5 million, compared to $2.0 million for the same period in 2010. The decrease in general and administrative expenses was due to lower stock based compensation expense and consulting services partially offset by an increase in legal expenses.

Deferred Tax Assets:

For the three month period ended March 31, 2011, the valuation allowance reversed by approximately $3.6 million, with respect to the Company’s net deferred tax assets. BioSpecifics believes these assets will more likely than not be realized based on its projected annual profitability of operations. In making such a determination, BioSpecifics considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.

As of March 31, 2011, BioSpecifics had cash, cash equivalents and investments of $8.5 million, compared to $7.8 million on December 31, 2010.

Recent Corporate Highlights:

  In April 2011, BioSpecifics announced the European launch and first commercial sale of XIAPEX (collagenase clostridium histolyticum) in the United Kingdom, a major European market, by Auxilium’s EU licensee, Pfizer, for the treatment of Dupuytren’s contracture. BioSpecifics’ strategic partner, Auxilium, markets injectable collagenase for Dupuytren’s contracture in the United States under the trade name XIAFLEX, and sub-licensed Pfizer the rights to market it for Dupuytren's contracture and Peyronie's disease in 27 member countries of the European Union and 19 other European and Eurasian countries. BioSpecifics will receive a $2.5 million milestone payment as a result of this EU launch in May 2011. BioSpecifics will also receive 8.5% of each additional $7.5 million milestone payment ($30 million in aggregate) made as a result of the first commercial sale in each additional major European market; France, Italy, Germany and Spain. In addition BioSpecifics will receive 8.5% of all additional sublicense income Auxilium receives from Pfizer, a markup on the cost of goods sold and low double digit royalties as a percent of net sales independent of clinical indication, territory and sales volume.

  In March 2011, Auxilium and Asahi announced that they had entered into a long-term strategic alliance for the development, commercialization and supply of XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease. Under the terms of the agreement, Asahi paid Auxilium a $15 million upfront fee and received rights to commercialize XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease in Japan. In the first quarter of 2011, BioSpecifics recognized $0.75 million related to the upfront fee paid to Auxilium, although the Company disputes the calculation of this amount. Asahi will also make up to $247 million in potential milestone payments which BioSpecifics will be entitled to a certain percentage of, with $37 million tied to development and regulatory milestones and $210 million based on sales milestones. Asahi will be primarily responsible for the clinical development, regulatory and commercialization activities for XIAFLEX in Japan. In addition, BioSpecifics will receive a different percentage depending upon the indication of all additional sublicense income Auxilium receives from Asahi, a markup on the cost of goods sold and low double digit royalties as a percent of net sales independent of clinical indication and sales volume in Japan.

  In March 2011, enrollment was completed in the double-blind placebo-controlled Phase 3 program of XIAFLEX for the treatment of Peyronie's disease. Auxilium reported that in excess of 800 patients have been enrolled in the two double-blind placebo-controlled Phase 3 trials and top-line data is expected in the second quarter of 2012.

  In March 2011, Pfizer received approval from the European Medicines Agency (EMA) to market XIAPEX in Europe for the treatment of Dupuytren’s contracture.

  In February 2011, BioSpecifics announced that its Board of Directors amended its Rights Agreement. The amendment increases the ownership threshold for determining “Acquiring Person” status under the Rights Agreement from 15% to 18% and extends the “Final Expiration Date” for an additional two years, to May 31, 2014.

  In January 2011, BioSpecifics announced promising results from its study Chien-802, showing dramatic reductions in canine lipoma following injections with purified injectable collagenase. These results build upon an earlier dose escalation study from which the Company selected the dose for Chien-802. The Company also announced the initiation of a larger clinical trial, Chien-803, for the same indication. However, Auxilium filed a complaint against BioSpecifics concerning its right to conduct clinical trials without Auxilium’s approval. In response to the lawsuit, BioSpecifics voluntarily agreed to suspend Chien-803 and will not be initiating any new trials using injectable collagenase in animals or humans pending resolution of the dispute.

Webcast and Conference Call

The Company will host a conference call today at 4:30 pm EDT to discuss its first quarter 2011 results and provide a corporate update.

To participate in the conference call, please dial 800-860-2442 (domestic) or 412-858-4600 (international). The live webcast can be accessed under “Calendar of Events” in the Investor Relations section of the Company’s website at www.biospecifics.com, or you may use the link: www.videonewswire.com/event.asp?id=79356.

A replay of the call will be available one hour after the conference ends May 10, 2011 until 9:00 am EDT on May 20, 2011. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 450795. The archived webcast will be available for 90 days in the Investor Relations section of the BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium Pharmaceuticals, Inc. markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAPEX® in Europe and has announced European regulatory approval and the first commercial sale in the United Kingdom. Asahi Kasei Pharma Corporation is responsible for marketing XIAFLEX® in Japan. More information about BioSpecifics Technologies Corp. may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding BioSpecifics’ strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes," "expects," "anticipates," "plans," "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by BioSpecifics and by its partner Auxilium regarding progress toward achievement of Auxilium’s objectives for the US launch of XIAFLEX® for Dupuytren’s contracture; the ability of Pfizer to achieve its objectives for XIAPEX® in Europe; the ability of Asahi Kasei to achieve its objectives for XIAFLEX® in Japan; the success of the Phase 3 trials for XIAFLEX for the treatment of Peyronie’s disease; the outcome of the dispute with Auxilium over the Company’s right to conduct clinical trials; the Company’s ability to restart the Chien-803 trial for injectable collagenase for the treatment of canine lipomas and the clinical success of that trial; the Company’s ability to initiate and complete clinical trials in additional indications, all of which will determine the amount of milestone, royalty and sublicense income BioSpecifics may receive; and other risk factors identified in the Company's Form 10-K for the year ended December 31, 2010 and its reports on Form 8-K filed with the SEC. All forward-looking statements included in this press release are made as of the date hereof, and the Company assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)
	Three months ended
	March 31,
	2011	2010
Revenues:
Net sales	$5,892	$8,936
Royalties	945,081	31,812
Licensing revenues	859,275	2,548,284
Consulting fees	46,667	70,000
Total Revenues	1,856,915	2,659,032

Costs and expenses:
Research and development	212,066	896,817
General and administrative	1,509,526	2,034,178
Total costs and expenses	1,721,592	2,930,995

Operating income (loss)	135,323	(271,963)

Other income (expense):
Interest Income	16,560	25,850
	16,560	25,850

Income (loss) before income tax	151,883	(246,113)
Income tax benefit (expense)	3,539,240	(8,067)

Net income (loss)	$3,691,123	$(254,180)

Basic net income (loss) per share	$0.59	$(0.04)

Diluted net income (loss) per share	$0.51	$(0.04)

Shares used in computation of basic net income (loss) per share	6,293,868	6,213,995

Shares used in computation of diluted net income (loss) per share	7,203,324	6,213,995

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2011	2010
Cash and cash equivalents	$3,145,359	$2,470,852
Short term investments	5,360,970	5,360,970
Accounts and income tax receivable, net	1,201,413	2,171,511
Deferred tax assets (short and long-term)	3,539,240	-
Working capital	8,485,258	5,990,899
Total assets	14,754,148	11,518,701
Long-term liabilities	604,344	713,619
Total stockholders' equity	10,525,545	6,700,723